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                           COMPANY COMPLETION BENEFIT
                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                            KANSAS CITY MO 64111-2406

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless otherwise indicated in writing by the Company. In the case of a conflict with any provisions in the Contract, the provisions of this Endorsement will control.

The Contract is amended as follows:

                               ARTICLE I - PURPOSE

The purpose of the Endorsement is to provide the Company Completion Benefits on behalf of Qualified Annuitants (as defined herein) who become disabled (as defined herein) while this Endorsement is effective.

                            ARTICLE II - DEFINITIONS

For the purposes of this Endorsement, the following terms shall be as defined or referred to in the Annuity Contract to which this Endorsement is attached:
Annuitant, Annuity Date, Issue Date, Beneficiary, Contract.

All references to articles or sections herein refer to articles or sections of this Endorsement, unless otherwise noted.

                        ARTICLE III - QUALIFIED ANNUITANT

3.1  Qualified   Annuitant:   An  Annuitant  who   satisfies   the   eligibility
     requirements of Section 3.2

3.2 Eligibility Requirements: These requirements are used for 401(k), 403(b), and 457 plans. In order to attain the status of a Qualified Annuitant, the following requirements must first be satisfied:

     (a)  the Annuitant shall incur a Disability as defined in Section 4.1;

     (b) 9 months shall have elapsed between an Annuitant's Issue Date and his Disability Effective Date, as defined in Section 4.2;

     (c) the Annuitant shall comply in all respects with the requirements for Proof of Disability in Section 4.5;

     (d) prior to the Annuitant's Disability Effective Date, contributions shall have been made for the Annuitant for not less than 9 of the 12 months immediately preceding his Disability Effective Date;

     (e)  the  Disability  of  the  Annuitant   shall  have  continued   without
          interruption for not less than 180 consecutive days, and;

     (f) the Annuitant's Disability Effective Date shall not be beyond the earlier of his Normal Retirement Date or age 65.

                             ARTICLE IV - DISABILITY

4.1 Disability Defined: Disability means the Annuitant is unable, as the result of an injury or sickness, to engage in any employment or occupation for which he is or becomes qualified by reason of training , education, or experience. Provided, however, if the Annuitant's disability is due to an injury which occurred or a sickness for which medical advice or treatment was received prior to the Annuitant's Issue Date, then two years must have elapsed since (1) the injury occurred or the last date for which the Annuitant received medical advice or treatment for the sickness, or (2) The Annuitant's Issue Date, whichever occurs first, for such disability to be considered a Disability for purposes of the Contract.

     A sickness will be considered to have manifested itself if medical advice or treatment thereof was recommended by or received from a licensed physician or if such sickness resulted in the existence of symptoms which would have caused an ordinarily prudent person to seek medical diagnosis, care or treatment.

4.2 Disability Effective Date Defined: Disability Effective Date shall mean the first day on which Disability is determined to exist.

4.3 Exclusions: No benefit shall be available under this Endorsement for any disability resulting from:

     (a) mental or emotional disorders, alcoholism or drugs, unless prescribed by a physician;

     (b) war or any act of war (declared or undeclared); participation in a felony, riot or insurrection; service in the armed forces or units auxiliary thereto;

     (c)  suicide, attempted suicide or intentionally self-inflicted injury;

     (d) aviation, except as a fare-paying passenger on a scheduled commercial flight;

     (e) cosmetic surgery, except that cosmetic surgery shall not include reconstructive surgery when such service is incidental to the trauma, infection or other diseases of the involved part.

4.4 Recurrent Disability: If, following a period of Disability due to sickness or injury for which benefits were payable, the Qualified Annuitant shall resume her regular occupation and perform all the important duties thereof for a continuous period of 180 days or more, any subsequent Disability resulting from or contributed to by the same cause or causes shall be considered as a new period of Disability and indemnified in accordance with the applicable provisions of this Endorsement, but if said period during which the Qualified Annuitant resumes his regular occupation shall be less than 180 consecutive days, such subsequent Disability, provided the Contract is in force, shall be deemed a continuation of the same Disability and the Company shall provide benefits for the intervening months.

4.5  Proof of Disability:

     (a) Form and Nature of Proof: The Annuitant shall provide any and all information required by the Company in order to establish proof of the existence of Disability. The Annuitant shall complete and submit to the Company all reasonable and necessary forms the Company may request to be submitted, including a written certification at the expense of the Annuitant from a licensed physician, which verifies the existence of Disability and establishes the Disability Effective Date. The Company also reserves the right to require the Annuitant to be examined by a licensed physician of its choice and at its expense to verify the initial existence of Disability.

     (b) Notice and Filing of Proof: Written notice of claim must be given to the Company by the Annuitant within 60 days after the 180-day period of continuous Disability, as described in Section 3.2(e). Thereafter, all of the Company's requirements for proof of loss must be satisfied within 60 days after receipt by the Annuitant of the Company's proof of loss requirements.

     (c) Proof of Continuing Disability: When, and as often as it may reasonably require during the pendency of a claim hereunder, the Company, at its own expense, shall have the right and opportunity to have a licensed physician of its choice examine the Annuitant whose injury or sickness is the basis of the claim.

                              ARTICLE V - BENEFITS

5.1 Company Completion Benefits: Subject to the terms and conditions of this Endorsement, Company Completion Benefits shall be provided to a Qualified Annuitant. Such benefits are provided for the exclusive benefit of the Qualified Annuitant and his beneficiary.

5.2  Determination of Benefit Amount:

     (a) Subject to the terms and conditions of this Endorsement, the Company will establish and maintain an account on behalf of each Qualified Annuitant and will credit to such account a monthly Completion Benefit amount, determined in accordance with this Section.

     (b)  The amount of the monthly  benefit amount shall be derived by dividing
          (i) by (ii) where:

          (i) is the total amount of contributions made on behalf of the Annuitant under the Contract during the 36 months immediately preceding his Disability Effective Date, less the total contributions withdrawn by or for the Annuitant during that period, and

          (ii) is the number of months immediately preceding his Disability Effective Date and counting back to the month in which the first contribution was made on behalf of the Annuitant, or 36 months, whichever is the lesser.

     (c) In deriving the monthly benefit amount in accordance with the preceding paragraph, the following contributions shall be excluded in determining the total contributions made on behalf of the Annuitant:

          (i) contributions made for service rendered by the Annuitant prior to the Contract's Issue Date, and

          (ii) contributions transferred to the Contract from another Company's annuity contract or custodial account.

     (d) Notwithstanding anything to the contrary in this Endorsement, if the Company has credited Company Completion Benefits on behalf of an apparently Qualified Annuitant, and the Company subsequently determines that such Annuitant was not disabled in accordance with the definition of Disability in Section 4.1, or was otherwise not entitled to such benefits for one or more months during which the Company Completion Benefits were credited, then the Company shall deduct from that Annuitant's Company Completion Benefit account all amounts credited to such Annuitant during any and all months in which the Annuitant was not entitled to such benefits.

5.3 Failure to Provide Continuing Proof: A monthly Company Completion Benefit amount shall not be credited by the Company for a Qualified Annuitant under this Endorsement during any such period of time in which he refuses to be examined by a licensed physician when reasonably requested by the Company, or refuses to provide the Company with information which it believes is necessary to establish continuing qualification pursuant to Section 4.5(c).


                       ARTICLE VI - INDIVIDUAL ACCOUNTING

6.1 Establishment of Accounts: The Company shall establish and maintain individual accounting for each Qualified Annuitant. The maintenance of such accounts is only for accounting purposes and a segregation of the assets held under this Endorsement shall not be required. At any point in time, the value of such account shall equal the aggregate monthly Company Completion Benefits credited to it, plus interest as described in Section
     6.4. The first Company Completion Benefit amount credited by the Company for a Qualified Annuitant shall be credited on or about the first day of that month which follows the month in which the 180-day requirement for establishment of his Disability Effective Date is satisfied, and shall equal the total of 7 monthly Company Completion Benefit amounts. Thereafter, subject to the provisions of Section 5.3, the Company shall credit Company Completion Benefit amounts monthly until the earliest of:

     (a)  the  Qualified  Annuitant's  Normal  Retirement  Date (as  defined  in
          Section 6.3);

     (b)  termination of his Disability;

     (c)  his attainment of age 65, or

     (d)  his death.

6.2 Distribution: The value of the Qualified Annuitant's account shall be applied to the purchase of a life annuity (no period certain) on the first to occur of his Normal Retirement Date (as defined in Section 6.3) or attainment of age 65.

     Notwithstanding  any  Contract  provisions  to the  contrary,  a  Qualified
     Annuitant's account value shall not be available for exercising the Retirement, Termination, Withdrawal, or Death Benefits provisions of the Contract. However, in the event of the Qualified Annuitant's death prior to the application of his account value under this Section to the purchase of a life annuity (no period certain), such account value shall be paid in a single sum to his Beneficiary.

6.3 Normal Retirement Date - Defined: A Qualified Annuitant's Normal Retirement Date shall be the normal date of retirement as specified in any pension, profit sharing , deferred compensation or other retirement plan document applicable to the Qualified Annuitant. If more than one such date is applicable to the Qualified Annuitant, his Normal Retirement Date shall be the earliest of such dates.

6.4 Interest: Interest will be compounded and credited daily at an effective rate of four percent per annum from the Issue Date. The Company reserves the right to credit additional interest. Interest shall continue to be credited to a Company Completion Benefit account until such account is no longer maintained by the Company.

                            ARTICLE VII - TERMINATION

7.1 Company's right to Terminate Endorsement: The Company reserves the right to terminate this Endorsement at any time by providing at least 30 days prior written notice to each Annuitant by the United States first class mail.


7.2 No Prejudice to Certain Qualified Annuitants: Notwithstanding the termination of this Endorsement by the Company pursuant to Section 7.1, this Endorsement shall remain in effect for certain Qualified Annuitants in accordance with the following:

     (a)  For a Qualified Annuitant who is currently disabled in accordance with
          Section 4.1 and for whom one or more monthly Company Completion Benefit amounts have been credited by the Company immediately prior to the effective date of such termination, the Company shall continue to credit such amounts until the earliest of:

          (i)  the Qualified Annuitant's Normal Retirement Date;

          (ii) termination of his Disability;

          (iii) his attainment of age 65, or;

          (iv) his death.

          Thereafter, no further Company Completion Benefit amounts shall be credited under this Endorsement

     (b) For a Qualified Annuitant who is not currently disabled in accordance with Section 4.1 but for whom an account is maintained under Article VI by reason of a prior Disability, such account shall continue to be maintained, but the Company shall be forever relieved from crediting Company Completion Benefit amounts subsequent to termination.


IN WITNESS WHEREOF, the Company has executed this Endorsement at its home Office at Kansas City, Missouri.



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               Secretary                                President